ASSET PURCHASE AGREEMENT

Dated as of May 27, 2005

By and Among

Forward Air, Inc.,

Xpress Global Systems, Inc.,

U.S. Xpress Enterprises, Inc.

and

the Persons set forth on the Signature Pages hereto

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EXHIBITS

Exhibit A - Bill of Sale	A-1

Schedules

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 27, 2005, is by and among Forward Air, Inc., a corporation duly organized and existing under the laws of Tennessee (the “Buyer”), Xpress Global Systems, Inc., a corporation duly organized and existing under the laws of Georgia (the “Seller”), U.S. Xpress Enterprises, Inc., a corporation duly organized and existing under the laws of Nevada and the parent company of the Seller (the “Parent”), and the other individuals set forth on the signature page hereto (collectively, the “Key Personnel”).

R E C I T A L S

The Buyer desires to purchase, and the Seller desires to sell, the customer list of the airport-to-airport, airline services and air cargo operations (collectively, the “Airport-to-Airport Operations”) of the Seller as set forth below, for the consideration set forth below and subject to the terms and conditions of this Agreement. In consideration of the foregoing and the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE

Section 1.01. Sale and Delivery of the Customer List.

(a)         At the Closing and subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of any and all liabilities, judgments, pledges, liens, tax liens, obligations, asserted or unasserted claims, charges, security interests, or encumbrances whatsoever (each, an “Encumbrance” and together the “Encumbrances”), all of the Seller’s right, title and interest in and to the list of the Seller’s current and former customers of its Airport-to-Airport Operations, a copy of which is attached hereto as Schedule 1.01, and all related customer data and databases in a format capable of being downloaded to Buyer (collectively, the “Customer List”).

(b)         For the avoidance of doubt, any assets and properties of the Seller not specifically included above in the definition of “Customer List” are not being sold to the Buyer and thus will be retained by the Buyer (the “Retained Assets”). The Retained Assets include, without limitation, all other assets used in the Seller’s Airport-to-Airport Operations, all assets used in the Seller’s floor covering logistics business and all cash and cash equivalents, accounts receivable, deposits and insurance policies of the Seller as of the Closing.

Section 1.02. Liabilities.

Buyer is not assuming, and shall not be deemed by anything contained in this Agreement to have assumed, any Encumbrances, liabilities or obligations (contingent or otherwise) of any nature whatsoever, warranties and/or guarantees of the Seller and/or the Parent or relating to the Customer List Intellectual Property (all such Encumbrances, liabilities or obligations, warranties and/or guarantees, the “Unassumed Liabilities”). Notwithstanding anything herein to the contrary, the Buyer, the Seller and the Parent agree that all claims, demands, liabilities or obligations imposed by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) or any applicable state statute having a similar effect, with respect to any former or current employees of the Seller shall be solely the responsibility, obligation and liability of the Seller, and the Buyer shall not assume any claims, demands, liabilities or responsibility therefor. The Seller and the Parent each agree, to the extent required by law, to provide COBRA and HIPAA notices to all former and current employees of the Seller or the Parent who terminate coverage under the Seller’s or the Parent’s group health plan, if any, whether or not such employees become employees of the Buyer and become covered under the Buyer’s group health plan.

Section 1.03. Further Assurances.

At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to and interest in, the Customer List, to put the Buyer in actual possession and control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purposes and intent of this Agreement.

Section 1.04. Purchase Price.

The consideration for the Customer List shall be $12,750,000 (the “Purchase Price”). At the Closing, in reliance on the representations, warranties and covenants set forth herein and in consideration of the Sellers’ sale, assignment, transfer and delivery of the Customer List to the Buyer, the Buyer shall deliver to the Seller the Purchase Price by wire transfer in accordance with Section 2.02(b).

Section 1.05. Allocation of Purchase Price.

The Buyer and the Seller agree that after the Closing the Buyer will retain an independent valuation expert to determine the value of the Customer List. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) for all purposes (including financial, accounting and Tax purposes) as follows: (a) the value of the Customer List determined by the valuation expert shall be allocated to the Customer List and (b) the balance of the Purchase Price shall be allocated to the non-competition obligations set forth in Section 5.02. The Buyer and the Seller shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the allocation set forth in the preceding sentence.

ARTICLE II.

CLOSING

Section 2.01. Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”), including the wires transfers described in Sections 2.02(b)(i) and 2.02(b)(ii), shall take place electronically at the offices of DLA Piper Rudnick Gray Cary US LLP, 6225 Smith Avenue, Baltimore, Maryland, 21209, at 9:00 a.m., local time, on May 31, 2005 (the “Closing Date”).

Section 2.02. Closing Deliveries.

(a)         At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer each of the following:

(i)	the Customer List.
(ii)	a General Assignment and Bill of Sale in the form of Exhibit A attached hereto (the “Bill of Sale”).
(iii)	the executed Consents (as defined below), if any.
(iv)	UCC-3 Termination Statements for all liens on the Customer List, if any.
(v)	such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby.

(b)         At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller each of the following:

(i)	the Purchase Price, by wire transfer in immediately available funds to the Seller.
(ii)	the Bill of Sale.
(iii)	such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES AS TO THE SELLER AND THE PARENT

The Seller and the Parent, jointly and severally, hereby represent and warrant to the Buyer that, except as otherwise set forth in the schedules referred to in this Article III, the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 3.01. Organization; Good Standing and Ownership.

The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, including the Customer List, and to perform all of its obligations under this Agreement, except where the failure to be so qualified would not have a materially adverse effect on the Customer List or on the condition (financial or otherwise), operating results, employee, independent contractor, customer or supplier relations or business prospects of the Seller’s Airport-to-Airport Operations (“Material Adverse Effect”). The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Parent has full power and authority to own its properties and carry on its business as it is now being conducted. The Parent owns all of the issued and outstanding capital stock of the Seller.

Section 3.02. Execution and Effect of Agreement.

Each of the Seller and the Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the Parent and the consummation by the Seller and the Parent of the transactions contemplated hereby have been duly authorized by the Seller and the Parent and no other proceeding on the part of the Seller or the Parent is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and the Parent and constitutes the legal, valid and binding obligation of each of the Seller and the Parent, enforceable against each of the Seller and the Parent in accordance with its terms, subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Equity Exceptions”).

Section 3.03. Preservation of Business.

Since the December 31, 2004, the Seller has taken all commercially reasonable steps necessary to preserve intact its Airport-to-Airport Operations, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it.

Section 3.04. Customer List.

The Customer List contains a complete and accurate list of all of the Seller’s current and former customers in the Airport-to-Airport Operations as of the date hereof. With respect to the Customer List, (i) the Seller possesses all right, title, and interest in and to the Customer List, free and clear of any Encumbrance, license, or other restriction; (ii) the Customer List is not subject to any outstanding injunction, judgment, order, decree, ruling or charge affecting the Seller’s use or ownership of the Customer List; and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the use or ownership of the Customer List.

Section 3.05. Taxes.

(a)         The Seller has filed or will timely file all Tax Returns required to have been filed prior to the Closing Date by it with any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to Taxes for any period beginning before the Closing Date (a “Pre-Closing Tax Period”), and all Taxes imposed on the Seller (whether or not shown on any Tax Return) in respect of any Pre-Closing Tax Period have been fully and timely paid, to the extent due and payable on or before the Closing Date, or reserved for payment by the Seller, to the extent due and payable after the Closing Date. No deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority against the Seller, which is still pending, and the Seller has not filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax imposed in respect of a Pre-Closing Tax Period.

(b)         The Seller has withheld or otherwise collected all Taxes or amounts it was required to withhold or collect under any applicable federal, state or local law, including, without limitation, any amounts required to be withheld or collected with respect to employee, state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen’s compensation, and all such amounts have been timely remitted to the proper Taxing Authority, to the extent due and payable on or before the Closing Date, or reserved for payment by the Seller, to the extent due and payable after the Closing Date..

(c)         For purposes of this Agreement: (i) “Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, intangibles, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, abandoned property assessment, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any Taxing Authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes; and (ii) “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.06. Permits; Compliance with Law.

The Seller is in compliance with all applicable federal, state and local laws, rules and regulations with respect to the Airport-to-Airport Operations. Should Seller not be in compliance with any such applicable federal, state or local law, rule or regulation, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local law, ordinance, principle of common law, code, regulation or state, Seller and Parent, jointly and severally, shall indemnify and hold harmless Buyer from and against any resulting liability, obligation, loss or expense (or actions or claims in respect thereof). The Seller holds all licenses, franchises, permits and governmental authorizations and the Seller has delivered to the Buyer an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, including permits, licenses, franchises and certificates. The licenses, franchises, permits and other governmental authorizations of Seller are valid and in effect, and the Seller has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Seller has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Seller’s licenses, franchises, permits and other governmental authorizations, the noncompliance with any of which could have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Seller by, any of the Seller’s licenses, franchises, permits or government authorizations.

Section 3.07. No Violation.

Neither the execution or delivery of this Agreement by the Seller or the Parent nor the consummation by the Seller or the Parent of the transactions contemplated hereby, will violate any material statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Government Authority, or court to which the Seller or the Parent is a party or to which it is bound or subject, conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which either the Seller or the Parent is a party, or constitute a default in any respect thereunder, or result in the creation of any Encumbrance upon the Customer List, nor will it violate any of the provisions of the Seller’s or the Parent’s organizational documents, or violate any judgment or decree by which either the Seller or the Parent is bound.

Section 3.08. Litigation; Consents.

(a)         There is no action, suit, proceeding or formal governmental inquiry or investigation pending against the Seller or the Parent which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. There is no action, suit, proceeding, governmental inquiry or investigation pending against the Seller or the Parent involving a potential future payment or other obligation by the Seller or the Parent with respect to the Airport-to-Airport Operations.

(b)         No consent, approval, permit, authorization of, declaration to or filing with any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local or otherwise (a “Governmental Authority”) or any other third party on the part of the Seller or the Parent is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the transfer of the Customer List to the Buyer free and clear of all Encumbrances). Any such consents are referred to collectively as the “Consents.”

Section 3.09. Environmental Matters.

(a)         The Airport-to-Airport Operations of the Seller are now and have been in compliance with applicable federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or public health or safety as presently in effect or as amended as of the Closing Date (collectively, the “Environmental Laws”), (b) the Seller is not subject to any pending or threatened judicial or administrative proceeding alleging the violation of any Environmental Law or alleging responsibility for environmental conditions at any site used in connection with the Airport-to-Airport Operations, (c) the Seller has not received any written notice that it is potentially responsible for environmental conditions at any site used in connection with the Airport-to-Airport Operations; (d) the Seller has not received a request for information under CERCLA; (e) the Seller has not disposed of or released Hazardous Materials on, in, at or under any real property owned or leased by the Seller in connection with the Airport-to-Airport Operations; and (f) the transactions contemplated by this Agreement are not subject to any state environmental transfer laws and no governmental approval, clearance or consent is required under any Environmental Law for the consummation of the transactions contemplated hereby.

(b)         For purposes of this Agreement, “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended, or any state or local counterpart (collectively “CERCLA”), and “Hazardous Materials” shall mean hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by CERCLA and regulations promulgated thereunder, and shall also include any substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Law which is or was applicable to the operations of the Seller and any other substance, material or waste (regardless of physical form or concentration) which is or may become hazardous or toxic to living things or the environment

Section 3.10. Compensation; Labor.

The Seller has delivered to the Buyer an accurate list (which is set forth on Schedule 3.10) showing all officers, directors, and independent contractors, including owner-operators, of the Seller involved in the Airport-to-Airport Operations. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

Section 3.11. No Brokers.

Neither the Seller or the Parent nor any Person acting on behalf of the Seller or the Parent has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based. For purposes of this Agreement, “Person” means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

Section 3.12. Disclosure.

All agreements, schedules, exhibits, documents, certificates, reports or statements furnished or to be furnished to the Buyer by or on behalf of the Seller or the Parent in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate. None of the representations and warranties set forth in this Agreement, the schedules, certificates, and the other documents furnished by the Seller or the Parent to the Buyer pursuant hereto, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Parent that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 4.01. Organization and Good Standing.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Buyer has full power and authority to own its properties and carry on its business as it is now being conducted.

Section 4.02. Execution and Effect of Agreement.

The Buyer has the power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, and no other proceeding on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligations of the Buyer, enforceable against it in accordance with its terms, except as limited by the Equity Exceptions.

Section 4.03. No Brokers.

Neither the Buyer nor any person acting on behalf of the Buyer has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

ARTICLE V.

COVENANTS

Section 5.01. Payment of Taxes.

The Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Customer List pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by applicable law.

Section 5.02. Non-Competition and Non-Solicitation.

(a)         Each of the Seller, the Parent and the Key Personnel recognizes that it has had access to, and has acquired, and has assisted in developing confidential and proprietary information relating to the Seller’s Airport-to-Airport Operations and the Customer List, including, without limitation, information with respect to the present and prospective products, services, clients, customers, subcontractors, suppliers, pricing, cost and financial information and sales and marketing methods. Each of the Seller, the Parent and the Key Personnel acknowledges that such information is and will continue to be of significant value to the Buyer and that disclosure of such information to or its use by any of the Seller, the Parent or the Key Personnel or others could cause substantial loss to the Buyer and thereby to the investment the Buyer made in the Customer List.

(b)         Without the express prior written consent of the Buyer, for a period of 10 years after the Closing Date, anywhere within North America, each of the Seller, the Parent and the Key Personnel accordingly agrees that, and agrees to cause their respective affiliates and subsidiaries:

(i)          Not to directly or indirectly engage in or conduct any business that would directly or indirectly compete or interfere with a business of the same type as the Seller’s Airport-to-Airport Operations.

(ii)         Not to directly or indirectly interfere with, solicit, induce or accept for itself, or for anyone other than the Buyer, any of the present or past clients or customers of the Seller’s Airport-to-Airport Operations, its Affiliates, the Buyer or the Buyer’s Affiliates in connection with the performance of services substantially similar to the Seller’s Airport-to-Airport Operations.

(iii)        Will not interfere with, attempt to interfere with or disparage the relationship of the Buyer or the Buyer’s Affiliates with any vendor, client, customer, contractor, supplier, or consultant (or the terms relating to such relationships).

(c)         Each of the Seller, the Parent and the Key Personnel acknowledges that (i) the Seller’s Airport-to-Airport Operations are international in scope; (ii) the Seller’s products and services related to the Airport-to-Airport Operations are marketed throughout North America; (iii) the Airport-to-Airport Operations conducted by the Seller prior to the Closing compete with other businesses that are or could be located in any part of North America; (iv) the Buyer has required that the Seller, the Parent and the Key Personnel make the covenants set forth in this Section as a condition to the Buyer’s purchase of the Customer List; (v) the provisions of this Section are reasonable and necessary to protect and preserve Buyer’s interests in and right to the use of the Customer List from and after

Closing; and (vi) the Buyer would be irreparably damaged if the Seller, the Parent or any of the Key Personnel were to breach the covenants set forth in this Section.

(d)         Provided, however, the Buyer agrees that the Seller and the Parent shall not be precluded from, nor deemed in violation of this Section 5.2 by, providing (i) truckload services to commercial customers; (ii) truckload services to third party logistics providers; (iii) less-than-truckload, expedited, on-demand or scheduled services to floor-covering customers; (iv) pool distribution services; (v) warehousing services; or (vi) less-than-truckload services to commercial customers provided such customers are not freight forwarders, third party logistics providers or non-asset based logistics providers. Moreover, the Buyer agrees that the Seller shall not be precluded from, nor deemed in violation of this Section 5.2 by, providing services to an existing commercial customer who chooses to tender freight through a third party logistics provider, in so far as the services being rendered to the third party logistics provider are the same ones that were provided to such commercial customer prior to transition of the business to a third party logistics provider. Notwithstanding any language contained herein to the contrary, Stephen C. Fuller shall not be precluded from accepting employment with a company that has an established airport-to-airport, airline services or air cargo operations division or business so long as such company is not affiliated with the Seller or the Parent or any subsidiary thereof.

Section 5.03. Freight and Customers.

The Seller will permanently cease all out-bound Airport-to-Airport Operations on or before Sunday May 29, 2005. The Seller will permanently cease all Airport-to-Airport Operations effective with the completion of recovery operations on Tuesday, May 31, 2005. Notwithstanding the foregoing, Seller will deliver all freight tendered to it on or before May 29, 2005 to its ultimate destination and retain all responsibility and obligations with respect to such freight. If a Person tenders freight to the Seller’s Airport-to-Airport Operations after the Closing Date, Seller will refer such Person and freight to the nearest location of the Buyer. The parties will cooperate to develop and implement a mutually acceptable communications plan with respect to customers of the Airport-to-Airport Operations to ensure the transition of such customers to the Buyer.

Section 5.04. Employees and Owner-Operators.

After the Closing, the Buyer shall have the right, but not the obligation, to solicit any employees and owner-operators used by the Seller in its Airport-to-Airport Operations to perform similar services for the Buyer; provided such persons are not then employed or engaged by the Seller, Parent or any wholly-owned subsidiary of Parent.

ARTICLE VI.

INDEMNIFICATION

Section 6.01. Obligations of the Seller and the Parent.

In partial consideration of the commitment of the Buyer hereunder, the Seller and the Parent, jointly and severally, agree to indemnify and hold harmless the Buyer and any of its Affiliates, directors, officers, agents and employees and each other Person, if any, controlling the Buyer or any of its Affiliates (each a “Buyer Indemnified Person”) from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Buyer Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, (a) any inaccuracy in, breach or nonperformance of, any of the representations, warranties, covenants, agreements or schedules made by the Seller or the Parent in or pursuant to this Agreement, (b) any failure by any of the parties hereto to comply with any bulk transfer laws that may be applicable to the transactions contemplated hereby, (c) the Seller’s ownership and operation of the Airport-to-Airport Operations prior to or following the Closing and the delivery by the Seller of any freight in connection therewith, (d) the Unassumed Liabilities and (e) the Retained Assets, and in each case will reimburse any Buyer Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Buyer Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Buyer Indemnified Person is a party hereto.

Section 6.02. Obligations of the Buyer.

In partial consideration of the commitment of the Seller and the Parent hereunder, the Buyer agrees to indemnify and hold harmless the Seller and the Parent and any of their Affiliates, directors, officers, agents and employees and each other Person, if any, controlling the Seller, the Parent or any of their Affiliates (each a “Seller Indemnified Person”) from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Seller Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, any inaccuracy in, breach or nonperformance of, any of the representations, warranties, covenants, agreements or schedules made by the Buyer in or pursuant to this Agreement, and will reimburse any Seller Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Seller Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Seller Indemnified Person is a party hereto.

Section 6.03. Tax Indemnification.

The Seller shall be responsible for, and each of the Seller and the Parent shall indemnify and hold harmless each Buyer Indemnified Person in respect of, any liability, obligation, loss or expense (or actions or claims in respect thereof) attributable to all Taxes with respect to the Airport-to-Airport Operations.

Section 6.04. Procedure for Third Party Claims.

(a)         Any Buyer Indemnified Person and any Seller Indemnified Person shall each be referred to collectively herein as an “Indemnified Person.” Any Indemnified Person seeking indemnification with respect to any losses, claims, damages, liabilities or expenses shall give notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) on or before the date specified in Section 6.05.

(b)         If any claim, demand, liability or obligation is asserted by any third party against any Indemnified Person (other than an Infringement Action, which shall be subject to the procedures specified in Section 6.04(c)), the Indemnifying Person shall have the right, unless otherwise precluded by applicable law, to conduct and control the defense, compromise or settlement of any action or threatened action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article VI (an “Action”). The Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in connection with any such Action or threatened Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the sole expense of the Indemnified Person, unless (i) the Indemnifying Person shall have elected not, or, after reasonable written notice of any such Action or threatened Action, shall have failed, to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the Indemnifying Person in writing, or (iii) the parties to any such Action or threatened Action (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and the Indemnifying Person shall have been advised in writing by counsel for the Indemnified Person that there may be one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Person and the Indemnified Person (in any such case, the Indemnifying Person shall not have the right to assume the defense of such Action on behalf of the Indemnified Person), in either of which events referred to in clauses (i), (ii) or (iii) the fees and expenses of one such separate counsel employed by the Indemnified Person shall be at the expense of the Indemnifying Person. The Indemnifying Person shall not, without the written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person a release from all liability in respect of such Action or threatened Action. Unless the Indemnifying Person shall have elected not, or shall have after reasonable written notice of any such Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Person may not settle or compromise any Action or threatened

Action without the written consent of the Indemnifying Person. If, after reasonable written notice of any such Action or threatened Action to the Indemnifying Person, the Indemnifying Person neglects to defend the Indemnified Person, a recovery against the latter for damages suffered by it in good faith is conclusive in its favor against the Indemnifying Person; provided, however, that no such conclusive presumption shall be made if the Indemnifying Person has not received reasonable written notice of the Action against the Indemnified Person.

Section 6.05. Survival.

The representations, warranties, covenants and agreements made by the parties in this Agreement, including the indemnification obligations of the Seller, the Parent and the Buyer set forth in this Article VI, shall survive the Closing and shall continue in full force and effect without limitation after the Closing for a period of five years following the Closing Date, except that claims related to fraud or willful misconduct, title to the Customer List, Tax claims, claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), environmental claims, and claims concerning the authority of any party to this Agreement to execute and deliver this Agreement and any of the agreements or documents contemplated hereunder, and to consummate the transactions contemplated thereby, shall survive until the expiration of 90 days following the date on which the statute of limitations otherwise barring such claim has run.

Section 6.06. Limitations.

The Buyer may make no claims for indemnification until the aggregate amount of all such claims exceeds $50,000, in which case the Seller and the Parent, jointly and severally, shall be responsible for the full amount of such claims. Notwithstanding the foregoing, the Buyer may make any claims for indemnification with respect to claims related to fraud or willful misconduct, title to the Customer List, Tax claims, claims under ERISA, environmental claims, the Unassumed Liabilities, the Retained Assets and claims concerning the authority of the Seller or the Parent to execute and deliver this Agreement and any of the agreements or documents contemplated hereunder, and to consummate the transactions contemplated thereby, without regard to the limitation contained in the immediately preceding sentence.

Section 6.07. Remedies.

(a)         Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Customer List and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance hereunder.

(b)         Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

ARTICLE VII.

GENERAL PROVISIONS

Section 7.01. Cooperation.

The Seller and the Parent, on the one hand, and the Buyer, on the other hand, shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement. The Seller and the Parent will cooperate and use their reasonable efforts to have the present officers, directors and employees of the Seller cooperate with the Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

Section 7.02. Press Releases; Confidentiality.

(a)         Prior to Closing and thereafter, neither the Buyer, on the one hand, nor the Seller or the Parent, on the other hand, shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other party, except to the extent such disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority. Neither Buyer, Seller nor its Parent will make any press release or public announcement in connection with the transactions contemplated hereby prior to May 31, 2005.

(b)         Each of the Seller and the Parent agrees to keep non-public information regarding the Buyer or the Customer List confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Seller’s or the Parent’s Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Buyer or any of its Representatives and (iii) to the extent disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority.

(c)         Each of the parties hereto agree that, except as modified by this Section 7.02, the Non-disclosure Agreement dated May 9, 2005 shall remain in full force and effect with respect to the transactions contemplated hereby.

(d)         Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

Section 7.03. Expenses.

Whether or not the transactions contemplated hereby are consummated, (a) the Buyer shall pay all of its legal, accounting and other out-of-pocket expenses incident to the transactions contemplated hereby and (b) the Seller and the Parent shall pay all of their legal, accounting and other out-of-pocket expenses incident to the transactions contemplated hereby.

Section 7.04. Amendments and Waivers.

Any term of this Agreement may be amended, supplemented or modified, only with the written consent of the Seller, the Parent and the Buyer, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party or parties against whom the waiver is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.05. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and any or all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto; except that the Buyer may assign its rights hereunder to any Affiliates of the Buyer without the consent of any of the other parties.

Section 7.06. No Third Party Beneficiaries.

The rights created by this Agreement are only for the benefit of the parties hereto, and no Person (other than parties to this Agreement or their respective successors or permitted assigns) shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article VI above concerning indemnification are intended for the benefit of the individuals specified therein, and their respective legal representatives, successors and assigns.

Section 7.07. Choice of Law.

(a)         This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the laws of the State of Tennessee (without reference to the choice of law provisions of the State of Tennessee) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

(b)         Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under applicable law.

(c)         To the extent that a party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of their obligations pursuant to this Agreement.

(d)         THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL OF ANY AND ALL DISPUTES THAT MAY ARISE OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08. Consent to Jurisdiction.

This Agreement and the duties and obligations of the parties hereunder and under any other document referred to herein shall be enforceable against any of Seller, Buyer or Parent in the state or federal courts located in Greene County, Tennessee, such courts being a proper forum in which to adjudicate any claim or suit. For such purpose, each of Seller, Buyer and Parent hereby irrevocably submit to the non-exclusive jurisdiction of such court, and agree that all claims in respect of this Agreement and such other documents may be heard and determined in such court.

Section 7.09. Notices.

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (a) personal delivery to the party to be notified, (b) receipt after deposit with the United States Post Office, by registered or certified mail, postage prepaid return receipt requested, (c) the next business day after dispatch via nationally recognized overnight courier or (d) confirmation of transmission by facsimile (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a), (b) or (c)), all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) business days’ advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

If to the Buyer, to:	With a copy to:

Forward Air, Inc.	DLA Piper Rudnick Gray Cary US LLP
430 Airport Road	6225 Smith Avenue
Greeneville, Tennessee 37745	Baltimore, Maryland 21209
Fax: (423) 636-7274	Fax: (410) 580-3001
Attn: Matthew J. Jewell, Esq.	Attn: Richard C. Tilghman, Jr., Esq.

If to the Seller or the Parent to:	With a copy to:

U.S. Xpress Enterprises, Inc.	Scudder Law Firm, P.C., L.L.O
4080 Jenkins Road	411 South 13th St., Second Floor
Chattanooga, Tennessee 37421	Lincoln, Nebraska 68508
Fax: (423) 510-6314	Fax: (402) 435-4239
Attn: Lisa Pate, Esq.	Attn: Heidi Hornung-Scherr, Esq.

Section 7.10. Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 7.11. Entire Agreement.

This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

Section 7.12. Time.

Time is of the essence with respect to this Agreement.

Section 7.13. Miscellaneous.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.14. Tax Matters.

(a)         The Seller and the Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to Taxes, prior Tax Returns and filings and other information as may be reasonably required for the preparation by the Buyer or the Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by the Buyer or the Seller and any audit or other examination by any Taxing Authority, or judicial or administrative proceeding relating to liability for Taxes. The Buyer and the Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of the Buyer and the Seller shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date.

(b)         Any sales, transfer, use or other similar Taxes imposed as a result of the sale of the Customer List to the Buyer pursuant to this Agreement shall be paid by the Seller. All recording, transfer and other similar Taxes and fees payable as a result of the public recordation of the instruments of conveyance or transfer of the Customer List executed and delivered to the Buyer pursuant to this Agreement shall be allocated between the Buyer and the Seller in accordance with the customary practice prevailing in the place where any such public recordation took place. The Seller agrees to furnish the Buyer after the Closing upon reasonable request clearance certificates or similar documents that may be required by any state, local or other taxing authority to relieve the Buyer of any obligations to withhold any portion of the Purchase Price to be transferred pursuant to Article I hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“BUYER”	FORWARD AIR, INC.
	By: /s/Bruce A. Campbell	(SEAL)
Name: Bruce A. Campbell
Title: President and Chief Executive Officer

“SELLER”	XPRESS GLOBAL SYSTEMS, INC.
	By: /s/ Stephen C. Fuller	(SEAL)
Name: Stephen C. Fuller
Title: President

“PARENT”	U.S. XPRESS ENTERPRISES, INC.
	By: /s/Max L. Fuller	(SEAL)
Name: Max L. Fuller
Title: Vice President

“KEY PERSONNEL”

(Solely for purposes of acknowledging

their obligations under Section 5.02 of this Agreement)

/s/ Patrick E. Quinn

PATRICK E. QUINN

/s/ Max L. Fuller

MAX L. FULLER

/s/ Stephen C. Fuller

STEPHEN C. FULLER

/s/ Ray M. Harlin

RAY M. HARLIN